Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
dated as of February 27, 2009
by and among
GE PACIFIC PRIVATE LIMITED,
TELEFLEX HOLDING SINGAPORE PTE. LTD.,
AIRFOIL TECHNOLOGIES INTERNATIONAL — SINGAPORE PTE. LTD.,
GENERAL ELECTRIC COMPANY
and
TELEFLEX INCORPORATED

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)
EXHIBITS
Exhibit A	Form of Certificate
Exhibit B	Form of Certificate
Exhibit C	Deed of Termination

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          This SECURITIES PURCHASE AGREEMENT, dated February 27, 2009, is made by and among GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), GE PACIFIC PRIVATE LIMITED, a company incorporated in Singapore (“GE Pacific” or the “Purchaser”), TELEFLEX HOLDING SINGAPORE PTE. LTD., a company incorporated in Singapore (“Teleflex Singapore” or the “Seller”), AIRFOIL TECHNOLOGIES INTERNATIONAL — SINGAPORE PTE. LTD., a company incorporated in Singapore (“ATI Singapore” or the “Company”), and TELEFLEX INCORPORATED, a Delaware corporation (“Teleflex”).
          WHEREAS, the Seller owns an aggregate of 3,264,000 ordinary shares in the issued share capital of the Company (the “Transferred ATI Singapore Interests”), which constitute 51% of the issued and outstanding ordinary shares of the Company; and
          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Teleflex Singapore wishes to sell to GE Pacific, and GE Pacific wishes to purchase from Teleflex Singapore, the Transferred ATI Singapore Interests.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01. Certain Defined Terms. For purposes of this Agreement:
          “1995 Transaction Agreement” means the Transaction Agreement, dated as of September 1, 1995, among GE, General Electric (USA) Aviation Service Operation Pte. Ltd., Teleflex, Sermatech International Incorporated, TFX Equities, Airfoil Management Company, Aviation Product Support, Inc., and Sermatech Repair Services Limited.
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the Seller shall not be deemed an Affiliate of the Purchaser nor, after the Closing, of the Company.
          “Agreement” means this Securities Purchase Agreement dated as of February 27, 2009 by and among GE, GE Pacific, Teleflex Singapore, ATI Singapore and Teleflex, including the Disclosure Letter and the Exhibits, and all amendments to such agreement made in accordance with Section 8.09.
          “ATI” means Airfoil Technologies International LLC.

          “ATI Group” means, collectively, ATI, ATI UK and ATI Singapore.
          “ATI Singapore” shall have the meaning set forth in the Preamble.
          “ATI UK” means Airfoil Technologies International UK Ltd.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
          “Cash Sweep” shall have the meaning set forth in Section 5.12.
          “Closing” shall have the meaning set forth in Section 2.02.
          “Closing Date” shall have the meaning set forth in Section 2.02.
          “Company” shall have the meaning set forth in the Preamble.
          “Company Plans” shall have the meaning set forth in Section 5.08(a).
          “Confidentiality Agreement” shall have the meaning set forth in Section 5.07(a).
          “Confidential Information” shall have the meaning set forth in Section 5.07(b).
          “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.
          “Covered Business” shall have the meaning set forth in Section 5.10(a).
          “Covered Employee” shall have the meaning set forth in Section 5.10(c).
          “CTB Election” shall have the meaning set forth in Section 5.15(a).
          “Deed of Termination” means a deed of termination to be executed by and among Teleflex Singapore, GE Pacific and ATI Singapore terminating the Shareholders’ Agreement in the form attached as Exhibit C.
          “Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by the Seller to the Purchaser and which forms a part of this Agreement.
          “Employees” shall have the meaning set forth in Section 5.08(a).
          “End Date” shall have the meaning set forth in Section 7.01(d).
          “Foreign Antitrust Laws” shall have the meaning set forth in Section 3.06.
          “GE” shall have the meaning set forth in the Preamble.

          “GE Pacific” shall have the meaning set forth in the Preamble.
          “GE Releasee” shall have the meaning set forth in Section 5.11(b).
          “GE Releasor” shall have the meaning set forth in Section 5.11(a).
          “Government Antitrust Authority” shall have the meaning set forth in Section 5.03(d).
          “Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.
          “Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.
          “Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.
          “Material Adverse Effect” means a material adverse effect (considered individually or in the aggregate with any such other effects) on the financial condition, assets or results of operations of the ATI Group, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States, Singapore or the global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which the ATI Group operates or (iii) any of the industries generally in which the ATI Group operates (including demand and the availability and pricing of raw materials, marketing and transportation) or in which products of the ATI Group are used or distributed, (b) the negotiation, execution or the announcement of, or the consummation of the transactions contemplated by, or the performance of obligations under this Agreement or the other Transaction Agreements, including effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, any adverse effect proximately caused by (A) loss of, or disruption in, any customer, supplier, and/or vendor relationships due to the announcement and performance of this Agreement or (B) loss of personnel due to the announcement and performance of this Agreement (provided that this exception shall not be applicable to the matters specified in Sections 3.05 and 3.06) including, (c) any changes in applicable Law or U.S. GAAP or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the Purchaser’s consent, (e) the effect of any action taken by either the Purchaser or its Affiliates with respect to the business or prospects of the ATI Group or the transactions contemplated hereby or with respect to the Seller or the ATI Group, (f) any acts of God, (g) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions that do not specifically relate to or have a disproportionate effect on the ATI Group relative to other companies in the same business as the ATI Group, or (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
          “Material Permits” shall have the meaning set forth in Section 3.08(a).
          “New Plans” shall have the meaning set forth in Section 5.08(d).
          “Non-Represented Employees” shall have the meaning set forth in Section 5.08(c).
          “Old Plans” shall have the meaning set forth in Section 5.08(d).
          “Permitted Liens” means the following Liens: (a) Liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (e) Liens not created by the Seller or the Company that affect the underlying fee interest of any Leased Real Property that do not materially interfere with the ordinary conduct of business; (f) Liens resulting from any facts or circumstances relating the Purchaser or its Affiliates; (g) any set of facts an accurate up-to-date survey would show, provided such facts do not materially interfere with the ordinary conduct of the business of the Company.
          “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
          “Purchase Price” shall have the meaning set forth in Section 2.03.
          “Purchaser” shall have the meaning set forth in the Preamble.

          “Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.
          “Seller” shall have the meaning set forth in the Preamble.
          “Seller’s Knowledge” means the actual knowledge of John Suddarth, Steve Gooch and Jeff Black after reasonable due inquiry of senior management of ATI Singapore.
          “Seller Plans” shall have the meaning set forth in Section 5.08(a).
          “Shareholders Agreement” means the Shareholders’ Agreement relating to ATI Singapore, dated as of December 29, 2003, by and between Teleflex Singapore, GE Pacific and ATI Singapore.
          “Stamp Duty Documents” means (a) a working sheet computing the net asset value per ordinary share in the issued capital of ATI Singapore held directly by Teleflex Singapore in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of ATI Singapore; and/or (b) such other documents as may be prescribed from time to time by the Stamp Duty Branch for the purpose of assessing the stamp duty payable on a transfer of shares.
          “Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
          “Teleflex” shall have the meaning set forth in the Preamble.
          “Teleflex Singapore” shall have the meaning set forth in the Preamble.
          “TFX LCs” shall have the meaning set forth in Section 5.05.
          “TFX Releasee” shall have the meaning set forth in Section 5.11(a).
          “TFX Releasor” shall have the meaning set forth in Section 5.11(b).
          “Transaction Agreements” means this Agreement and the Transition Services Agreement.
          “Transferred ATI Singapore Interests” shall have the meaning set forth in the Preamble.

          “Transition Services Agreement” shall have the meaning set forth in Section 5.17.
          “U.S. GAAP” means the generally accepted accounting principles used in the United States.
ARTICLE II
PURCHASE AND SALE
          Section 2.01. Purchase and Sale of the Transferred ATI Singapore Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Teleflex Singapore shall sell, convey, assign, transfer and deliver to GE Pacific, and GE Pacific shall purchase, acquire and accept from Teleflex Singapore, all of Teleflex Singapore’s right, title and interest in and to the Transferred ATI Singapore Interests.
          Section 2.02. Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the closing of the purchase and sale of the Transferred ATI Singapore Interests (the “Closing”) shall occur at 9:30 a.m., New York time, on the earlier of (i) the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or (ii) March 27, 2009, except as otherwise agreed by the parties hereto, at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, New York 10017 or such other date or location as agreed by the parties hereto. The date of the Closing is referred to as the “Closing Date.”
          Section 2.03. Purchase Price. The aggregate “Purchase Price” for the Transferred ATI Singapore Interests shall be paid in full at the Closing in an amount in cash equal to $300,000,000. The Purchase Price shall be payable by GE Pacific in immediately available funds to a bank account or bank accounts of the Seller designated in writing by the Seller and delivered to GE Pacific one Business Day prior to the Closing Date.
          Section 2.04. Closing Deliveries. At the Closing:
          (i) Teleflex Singapore shall deliver a transfer of the Transferred ATI Singapore Interests, duly executed by Teleflex Singapore in favor of GE Pacific accompanied by the relevant share certificates in respect of the Transferred ATI Singapore Interests (or an express indemnity in a form satisfactory to GE Pacific in the case of any certificate found to be missing) and the Stamp Duty Documents;
          (ii) GE Pacific shall deliver to a bank account or bank accounts of the Seller the Purchase Price;
          (iii) each of Teleflex Singapore and GE Pacific shall execute and deliver the Transition Services Agreement;
          (iv) Teleflex shall deliver the executed resignation of its designees as directors of Teleflex Singapore;

          (v) Teleflex shall deliver such other deeds, bills of sale, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in ATI Singapore all of Teleflex’s right, title and interest in, to and under the intellectual property listed on Section 2.04(v) of the Disclosure Letter; and
          (vi) ATI Singapore shall deliver such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as the parties and their respective counsel shall deem reasonably necessary to vest in ATI Singapore all of Teleflex’s right, title and interest in, to and under the intellectual property listed on Section 2.04(v) of the Disclosure Letter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          Each of Teleflex and the Seller, jointly and severally, hereby represents and warrants to the Purchaser that, except as set forth in the Disclosure Letter:
          Section 3.01. Incorporation, Qualification and Authority of the Seller. The Seller is a corporation duly incorporated validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by the Seller of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Seller of the transactions contemplated by, and the performance by the Seller of its obligations under, this Agreement and the Transaction Agreements have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon execution and delivery the other Transaction Agreements to which it is a party will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon execution and delivery, the other Transaction Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          Section 3.02. Incorporation and Qualification of the Company. ATI Singapore is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite power and authority to operate its business as now conducted. ATI Singapore is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have a Material Adverse Effect. The execution and delivery by ATI Singapore of this Agreement and the Transaction Agreements to which it is a party and the consummation by ATI Singapore of the transactions contemplated by, and the performance by ATI Singapore of its obligations under, this Agreement and the Transaction Agreements have been duly authorized by all requisite action on the part of the ATI Singapore. This Agreement has been, and upon execution and delivery the other Transaction Agreements to which it is a party will be, duly executed and delivered by the ATI Singapore, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon execution and delivery, the other Transaction Agreements will constitute, legal, valid and binding obligations of the ATI Singapore, enforceable against the ATI Singapore in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          Section 3.03. Subsidiaries. The Company has no Subsidiaries, and the Company does not own, directly or indirectly, any capital stock or equity securities of any Person.
          Section 3.04. Ownership of Acquired Interests. The Seller is the legal and beneficial owner of, and has good and marketable title to, the Transferred ATI Singapore Interests being transferred by the Seller hereunder, free and clear of all Liens except any Liens arising out of, under or in connection with this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the Transferred ATI Singapore Interests. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments with respect to the Transferred ATI Singapore Interests.
          Section 3.05. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the Purchaser or its Affiliates, the execution, delivery and performance by the Seller of the Transaction Agreements and the consummation by the Seller of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the certificate or articles of incorporation, bylaws, memorandum and articles of association or similar organizational documents of the Seller or the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or the Company or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Company is a party or by which any asset of the Company is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as have not had or would not reasonably be expected to have a Material Adverse Effect or would not materially impair or delay the ability of the Seller to consummate the transactions contemplated by, or perform their obligations under, the Transaction Agreements.

          Section 3.06. Consents and Approvals. The execution and delivery by the Seller of the Transaction Agreements to which it is a party do not, and the performance by the Seller of, and the consummation by the Seller of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and the foreign antitrust and merger control laws listed on Section 3.06 of the Disclosure Letter (the “Foreign Antitrust Laws”), (b) in connection, or in compliance, with all applicable national aviation authorities, including the Federal Aviation Administration, the European Aviation Safety Agency and/or the Joint Aviation Authority, (c) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or materially delay the consummation by the Seller of the transactions contemplated by, or the performance by the Seller of any of its material obligations under, the Transaction Agreements, or (d) as may be necessary as a result of any facts or circumstances relating to the Purchaser or its Affiliates.
          Section 3.07. Compliance with Laws. To the Seller’s Knowledge, the Company is not in violation of any Laws or Governmental Orders applicable to the conduct of its businesses, except for violations the existence of which would not reasonably be expected to be material to the Company.
          Section 3.08. Governmental Licenses and Permits. (a) To the Seller’s Knowledge, the Company holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations necessary to conduct the business of the Company, except for those the absence of which would not reasonably be expected to be material to the Company (collectively, “Material Permits”).
          (b) To the Seller’s Knowledge, the Company is not in default or violation of any of the Material Permits, except such defaults or violations that would not reasonably be expected to be material to the Company.
          Section 3.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Teleflex, Teleflex Singapore or any of their Affiliates in connection with the sale of the Company based upon arrangements made by or on behalf of Teleflex or any of its Affiliates.
          Section 3.10. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE LETTER) AND IN THE OTHER TRANSACTION AGREEMENTS NONE OF TELEFLEX, TELEFLEX SINGAPORE, THEIR AFFILIATES AND ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE SELLER, THE TRANSFERRED ATI SINGAPORE INTERESTS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND TELEFLEX, TELEFLEX SINGAPORE AND THEIR AFFILIATES DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY OF THE SELLER

OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN THE OTHER TRANSACTION AGREEMENTS OR IN THE CASE OF FRAUD, TELEFLEX, TELEFLEX SINGAPORE AND THEIR AFFILIATES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF TELEFLEX, TELEFLEX SINGAPORE OR ANY OF THEIR AFFILIATES). TELEFLEX, TELEFLEX SINGAPORE AND THEIR AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE TRANSFERRED ATI SINGAPORE INTERESTS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          Each of GE and the Purchaser, jointly and severally, hereby represents and warrants to the Seller that:
          Section 4.01. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by the Purchaser, the consummation by the Purchaser of the transactions contemplated by, and the performance by the Purchaser of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of each Purchaser. This Agreement has been and upon execution and delivery the other Transaction Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon execution and delivery the other Transaction Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          Section 4.02. Qualification of the Purchaser. The Purchaser has the corporate or other appropriate power and authority to operate its business as now conducted. The Purchaser is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of the Purchaser to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which it is a party.
          Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as may result from any facts or circumstances relating to the Seller, the execution, delivery and performance by the Purchaser of, and the consummation by the Purchaser of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Purchaser or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not impair or delay the ability of the Purchaser to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
          Section 4.04. Consents and Approvals. The execution and delivery by the Purchaser of the Transaction Agreements do not, and the performance by the Purchaser of, and the consummation by the Purchaser of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and Foreign Antitrust Laws, (b) in connection, or in compliance, with all applicable national aviation authorities, including the Federal Aviation Administration, the European Aviation Safety Agency and/or the Joint Aviation Authority, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Purchaser from consummating the transactions contemplated by, or performing any of its material obligations under the Transaction Agreements, or (d) as may be necessary as a result of any facts or circumstances relating to the Seller or its Affiliates.
          Section 4.05. Absence of Restraints; Compliance with Laws. (a) To the best knowledge of the Purchaser, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of the Purchaser or ATI Singapore to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.
          (b) The Purchaser is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, the existence of which would be reasonably be expected to impair or delay the ability of the Purchaser to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

          Section 4.06. Securities Matters. The Transferred ATI Singapore Interests are being acquired by the Purchaser for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred ATI Singapore Interests or any interest in them. The Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred ATI Singapore Interests, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred ATI Singapore Interests. The Purchaser acknowledges that the Transferred ATI Singapore Interests have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Transferred ATI Singapore Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.
          Section 4.07. Financial Ability. The Purchaser (i) will have at the Closing sufficient immediately available funds available and the financial ability to pay the Purchase Price and any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement and (ii) at the Closing, will have the resources and capabilities (financial and otherwise) to perform its obligations hereunder. The Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, in either case which would impair or adversely affect such resources and capabilities.
          Section 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
          Section 4.09. Investigation. THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY, THE SELLER, THE TRANSFERRED ATI SINGAPORE INTERESTS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED ATI SINGAPORE INTERESTS AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND THE PURCHASER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF TELEFLEX, TELEFLEX SINGAPORE OR BY ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT THE PURCHASER WILL NOT HAVE ANY

RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION AND (II) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PURCHASER SHALL ACQUIRE THE TRANSFERRED ATI SINGAPORE INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.
ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.01. Conduct of Business Prior to the Closing. (a) Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Letter, from the date of this Agreement through the Closing, the Seller and the Purchaser will continue to operate the Company in the ordinary course of business in accordance with the Shareholders Agreement. Without limiting the foregoing, (i) the Seller and the Purchaser shall cause the Company to manage and pay all accounts payable and collect accounts receivable in the ordinary course of business consistent with past practice and (ii) each of GE and Teleflex shall contribute additional capital in accordance with their respective ownership interests in the Company in an amount determined to be necessary to be funded by the Company’s shareholders by the board of directors of the Company to meet any cash obligation of the Company prior to the Closing.
          (b) From the date of this Agreement through the Closing, (i) GE shall pay all of its accounts payable due to the Company on a timely basis and maintain such accounts payable current in accordance with applicable invoice terms, and (ii) the Company shall pay all of its accounts payable due to GE on a timely basis and maintain such accounts payable current in accordance with applicable invoice terms. Without limiting the foregoing, (i) GE agrees that it shall pay all accounts payables due to the Company as of thirty days prior to the Closing Date from GE and its Affiliates, which amounts shall be included in the Cash Sweep, and (ii) the Company agrees that it shall pay all accounts payables due to GE and or its Affiliates as of thirty days prior to the Closing Date from the Company and its Affiliates, each on or prior to the Closing Date.
          (c) Nothing in this Section 5.01 shall be deemed to limit in any manner the Company’s ability to consummate the Cash Sweep, settle any intercompany obligations in accordance with Section 5.12, terminate any Affiliate agreements in accordance with Section 5.13 or take any other action contemplated by this Agreement.
          Section 5.02. Preservation of Books and Records. The Purchaser agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company in the possession of the Purchaser or its Affiliates for the longer of (i) any applicable statute of limitations and (ii) a period of six years from the Closing Date. During such six-year or longer period, the Purchaser shall provide, or cause to be provided to, the Seller or its Affiliates, access during normal business hours to such original books and records of the Company as the Seller or its Affiliates shall reasonably request to examine, inspect and copy at their own expense in connection with any Action to which the Seller or any of its Affiliates are parties or in connection with the requirements of any Law applicable to the Seller or any of its Affiliates. After such six-year or longer period, before the Purchaser or any of its Affiliates shall dispose of any of such books and records, the Purchaser shall give at least 90 days’ prior written notice of such intention to dispose to the Seller and Teleflex, and Teleflex or any of its Affiliates shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect. If so requested by the Purchaser, the Seller or its Affiliates shall enter into a customary joint defense agreement with the Purchaser with respect to any information to be provided to the Seller or its Affiliates pursuant to this Section 5.02.
          Section 5.03. Regulatory and Other Authorizations; Consents. (a) The Purchaser shall use its commercially reasonable efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) take all such actions as may be requested by any such regulatory body or official to obtain such authorizations, consents, orders and approvals, (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (iv) promptly secure the issuance, reissuance or transfer of all Material Permits necessary to operate the Company in compliance with Material Law. The Seller will cooperate with the reasonable requests of the Purchaser in seeking promptly to obtain all such authorizations, consents, orders and approvals and the issuance, reissuance or transfer of Material Permits. No party hereto shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required approvals.
          (b) The Seller and the Purchaser have made an appropriate filing of a notification and report form pursuant to the HSR Act, Foreign Antitrust Laws and all other antitrust and merger control laws with respect to the transactions contemplated by this Agreement and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and the Foreign Antitrust Laws. In addition, each party agrees to make promptly any filing that may be required with respect to the transactions contemplated by this Agreement under any other antitrust or competition Law or by any other antitrust or competition authority. The Purchaser shall have sole responsibility for the filing fees associated with the HSR Act filings, Foreign Antitrust Laws and any other similar filings required in any other jurisdictions. The Seller and the Purchaser shall each request early termination of the waiting period under the HSR Act.
          (c) Each party to this Agreement shall promptly notify the other party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand. No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties hereto will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act, the Foreign Antitrust Laws and any similar Law in any other relevant non-U.S. jurisdiction.
          (d) Each of the Seller and Purchaser shall use commercially reasonable efforts to take any and all actions necessary to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, including the proffer (and agreement) by the Purchaser of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company after the occurrence of the Closing Date and/or the Purchaser’s Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Authority”) giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby by any Government Antitrust Authority.
          (e) Each party to this Agreement agrees to cooperate to obtain any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements. Except as otherwise provided for herein and subject to Section 5.03(d), neither the Seller nor the Purchaser shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.
          Section 5.04. Insurance. From and after the Closing Date, the Company shall cease to be insured by the Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs. Purchaser shall indemnify and hold the Seller and its Affiliates harmless for any deductibles paid by the Seller or its Affiliates from and after the Closing in respect of any claims made by the Company under any occurrence based insurance policy maintained by Teleflex or its Affiliates.
          Section 5.05. Letters of Credit; Other Obligations. As soon as practicable after Closing, the Purchaser shall (a) arrange for substitute letters of credit, guarantees and other obligations to replace all letters of credit, guarantees, surety bonds, performance bonds and other contractual obligations entered into by or on behalf of Teleflex, Teleflex Singapore or any of their Affiliates in respect of the Company outstanding as of the date of this Agreement and listed on Section 5.05 of the Disclosure Letter (collectively, the “TFX LCs”) or (b) assume all obligations under each TFX LC, obtaining from the creditor or other counterparty a full release (in a form reasonably satisfactory to Teleflex) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with the TFX LCs. The Purchaser further agrees that to the extent the beneficiary or counterparty under any TFX LC does not accept any such substitute letter of credit, guarantee or other obligation proffered by the Purchaser, the Purchaser shall indemnify, defend and hold harmless Teleflex, Teleflex Singapore or their Affiliates, as applicable, against, and reimburse Teleflex, Teleflex Singapore or their Affiliates, as applicable, for any and all amounts paid, including costs or expenses in connection with such TFX LCs, including any expenses incurred by Telefex, Teleflex Singapore or their Affiliates in maintaining such TFX LCs, whether or not any such TFX LC is drawn upon or required to be performed, and shall in any event promptly reimburse Teleflex, Teleflex Singapore or their Affiliates, as applicable, to the extent any TFX LC is called upon and Teleflex, Teleflex Singapore or their Affiliates, as applicable, make any payment or are obligated to reimburse the party issuing the TFX LC.
          Section 5.06. Rights to Teleflex Name and Teleflex Marks. Following the Closing, certain of the assets of the Company may bear the Seller’s “Teleflex” mark, including signage. The Purchaser will, and will cause the Company to, as soon as reasonably practicable but in any event by the sixth month anniversary of the Closing, take such action to remove and/or replace such references and such removal or replacement shall not denigrate the “Teleflex” mark. Except as provided in this Section 5.06, no interest in or right to use the name “Teleflex” or any derivation thereof is being transferred to the Purchaser pursuant hereto.
          Section 5.07. Confidentiality.
          (a) The terms of the letter agreement dated February 4, 2009 (the “Confidentiality Agreement”) between GE and Teleflex are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
          (b) From and after the Closing Date, Teleflex and the Seller shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below). Teleflex and the Seller shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, Teleflex and the Seller shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order. For purposes of this Section 5.07(b), “Confidential Information” means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
          Section 5.08. Benefit Matters. (a) The parties hereto intend that there will be continuity of employment for all employees of the Company (such employees as of the Closing, the “Employees”) following the Closing. The Company shall, effective as of the Closing, cease to sponsor or constitute a participating employer in any and all employee compensation and benefit plans, programs and arrangements of the Seller and its Affiliates (excluding the Company), if any (the “Seller Plans”), and, as of the Closing, all Employees shall cease to accrue benefits under and participate as active participants in all Seller Plans. Effective as of the Closing, the Purchaser and its Affiliates (including, as of the Closing, the Company) shall be solely responsible for any and all Liabilities and obligations arising under, in connection with or in respect of the employee compensation and benefit plans, programs, arrangements and agreements of the Company (collectively, the “Company Plans”) and none of the Seller and its Affiliates (other than the Company) shall have any responsibility or obligation in respect of any such Company Plan.
          (b) Without limiting the generality of Section 5.08(a), the Purchaser and its Affiliates (including the Company) shall be solely responsible for any Liabilities: (i) in respect of any Employee arising in connection with or as a result of any claim of actual or constructive termination of the employment of any Employee as a result of or related to the consummation of the transactions contemplated hereby; (ii) otherwise arising out of the employment or termination of employment of any Employee on or after the Closing; and (iii) otherwise arising out of the employment or termination of employment of any Employee, whether before, on or after the Closing.
          (c) The Purchaser agrees that, from the Closing until the first anniversary thereof it shall cause the Company to provide employee benefit and compensation (including incentive bonus opportunity) plans, programs and arrangements for the benefit of the Employees who are not represented by a collective bargaining agreement (the “Non-Represented Employees”) that, when taken as a whole, are comparable in the aggregate as those provided to such employees as of immediately prior to the Closing; provided, that, notwithstanding the foregoing, the Purchaser agrees that it shall cause the Company to continue the employment of each Non-Represented Employee at a base salary or base wage that is at least the rate of base salary or wages paid to such Non-Represented Employee on the day immediately prior to the Closing. From the Closing until the first anniversary thereof, the Purchaser shall provide all Employees with a severance policy comparable in the aggregate to that provided by the Company immediately prior to the Closing and, for all purposes with respect to such severance policies, will provide each of the Employees credit for past service with the Company and its Affiliates to the extent such service was credited under severance plans of the Company.
          (d) For all purposes under the employee benefit plans of the Purchaser and its Affiliates providing benefits to any Non-Represented Employees after the Closing (the “New Plans”), each Non-Represented Employee shall be credited with his or her years of service with the Company and its Affiliates as of the Closing, to the same extent as such Non-Represented Employee was entitled, before the Closing, to credit for such service under any similar Company Plan, except to the extent such credit would result in a duplication of benefits, service shall be credited for purposes of eligibility and vesting but not for the calculation of any accrued benefit value. In addition, and without limiting the generality of the foregoing: (A) each Non-Represented Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Non-Represented Employee previously participated (such plans, collectively, the “Old Plans”); and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Non-Represented Employee, the Purchaser shall cause all preexisting condition exclusions of such New Plan to be waived for such employee and his or her covered dependents, and the Purchaser shall cause any eligible expenses incurred by such Non-Represented Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Non-Represented Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Non-Represented Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (e) The Seller and the Purchaser each agree that, on or after the Closing, each Employee identified in Section 5.08(e) of the Disclosure Letter shall become fully vested in all long-term incentive program awards issued under the Company Plans at the level set forth opposite such Employee’s name set forth in Section 5.08(e) of the Disclosure Letter upon the first to occur of (i) such Employee’s employment with the Company being terminated by Purchaser or its Affiliates without “cause” (as such term is defined in Section 5.08(e) of the Disclosure Letter) or (ii) March 15, 2010 subject to such Employee’s continued employment with the Company through March 15, 2010. Payment under all such awards shall occur promptly following vesting.
          (f) Each of the Seller and the Purchaser hereby agree that none of the provisions of this Section 5.08 is intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to enforce any obligations contained herein.
          Section 5.09. Further Action. Each of the Seller, the Purchaser and ATI Singapore (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (iii) without limiting the foregoing, shall use its commercially reasonable efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the date set forth in Section 7.01(d). Each of the Seller and the Purchaser shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the negotiations relating to the satisfaction of the conditions set forth in Article VI.
          Section 5.10. Non-Competition; Non-Solicitation. (a) Except as permitted by this Section 5.10, for a period of three (3) years from the Closing Date, neither Teleflex nor any of its Subsidiaries shall, directly or indirectly, engage in or hold an equity or other ownership interest in (except for ownership of not more than 5% of the outstanding shares of any publicly traded company) or manage a Person that engages in the business of marketing, selling and performing component repair services for individual cold section airfoils of commercial aviation aircraft engines anywhere in the world (the “Covered Business”). This Section 5.10 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of Teleflex and shall not apply to any Person that purchases assets, operations or a business from Teleflex or one of its Subsidiaries, if such Person is not a Subsidiary of Teleflex after such transaction is consummated.
          (b) Notwithstanding the provisions of Section 5.10(a), and without implicitly agreeing that the following activities would be subject to the provisions of Section 5.10(a), neither Teleflex nor any of its Subsidiaries shall be deemed to have violated the restrictions contained in Section 5.10(a) in the event that Teleflex or a Subsidiary of Teleflex acquires (by purchase of stock or assets, merger or otherwise) or invests in any Person that derived up to 25% of its aggregate net revenue during the last complete fiscal year of such Person (calculated on a consolidated basis) from a Covered Business; provided, however, that the entry into such Covered Business was not the principal purpose of such acquisition and that Teleflex or such Subsidiary within 9 months after the consummation of the purchase or other acquisition of the Covered Business signs a definitive agreement to dispose, and subsequently disposes of Covered Business within 12 months from the date of purchase or other acquisition of such Person.
          (c) Each of the Seller and the Purchaser agrees that, for a period of one year from the date hereof, it will not, directly or indirectly, solicit the employment of or, solely in respect of those Persons listed on Section 5.10(c) of the Disclosure Letter, hire, employ or otherwise engage, any current officer or key employee (“Covered Employee”) of the Seller, on the one hand, and the Purchaser, on the other hand, or their respective Affiliates (including the Company) with whom it comes into contact, or regarding whom it receives sensitive information, in connection with the ownership or operation of the Company. The foregoing will not prevent any party from (i) performing, or having performed on its behalf, a general solicitation for employees not specifically focused at any Covered Employee through the use of media, advertisement, electronic job boards or other general, public solicitations or (ii) soliciting or hiring any Covered Employee who has left the employment of the other party or its Affiliates for a period of six (6) months. This clause will not apply to a Covered Employee who is terminated without cause by the Seller or the Purchaser or their respective Affiliates.
          Section 5.11. Mutual Release. Effective as of the Closing:
          (a) Each of GE, the Purchaser and the Company, for itself and on behalf of its Subsidiaries, successors, heirs and executors (each, a “GE Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all actions, causes of action, suits, damages, judgments, claims and demands of what ever kind or nature, whether known or unknown, which any GE Releasor has, may have, or might have or may assert now or in the future, against the Seller and its successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “TFX Releasee”), arising out of or resulting from any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, relating to the ownership or operation of the Company and which occurred, existed, was taken, permitted, or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.11(a) shall release, waive, discharge or otherwise affect the rights or obligations of any party (i) for fraud or intentional misconduct or (ii) arising under or resulting from this Agreement or any other Transaction Agreement or arising under or resulting from any provision of this Agreement or any other Transaction Agreement. Each of GE and GE Pacific shall, and shall cause each GE Releasor to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any TFX Releasee based upon any matter released pursuant to this Section 5.11(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any GE Releasor or TFX Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
          (b) Each of Teleflex and the Seller, for itself and on behalf of its Subsidiaries, successors, heirs and executors (each, an “TFX Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all actions, causes of action, suits, damages, judgments, claims and demands of whatsoever kind or nature, whether known or unknown, which any TFX Releasor has, may have, or might have or may assert now or in the future, against the Company, the Purchaser and their Affiliates and each of their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “GE Releasee”), arising out of or resulting from any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, relating to the ownership or operation of the Company and which occurred, existed, was taken, permitted, or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.11(b) shall release, waive, discharge or otherwise affect the rights or obligations of any party (i) for fraud or intentional misconduct or (ii) arising under or resulting from this Agreement or any other Transaction Agreement or arising under or resulting from any provision of this Agreement or any other Transaction Agreement. Each of Teleflex and the Seller shall, and shall cause each TFX Releasor to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any GE Releasee based upon any matter released pursuant to this Section 5.11(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any TFX Releasor or GE Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
          (c) The foregoing Sections 5.11(a) and 5.11(b) shall not release, waive, discharge or otherwise affect the right or obligation of any party for any Liability arising under or resulting from any TFX Excluded Liability, TFX Excluded Environmental Liability or for any GE Excluded Liability.
          Section 5.12. Intercompany Accounts; Cash Sweep. (a) Prior to or at the Closing, each of the Seller and the Purchaser shall cause the Company to take the steps outlined on Section 5.12 of the Disclosure Letter providing for the payment, settlement or satisfaction of all intercompany balances between the Seller, the Purchaser or any of their respective Affiliates, on the one hand, and the Company, on the other hand. Any proceeds received by the Company as a result of such settlement, cancellation or satisfaction shall be included in the Cash Sweep.
          (b) Prior to or at the Closing, the Company shall distribute any or all cash, cash equivalents and marketable securities held by the Company pro rata to the Seller and the Purchaser (the “Cash Sweep”) in accordance with Section 5.12 of the Disclosure Letter.
          Section 5.13. Termination of Affiliate Arrangements. Prior to or at the Closing, the Seller and the Purchaser shall cause the Company to terminate all agreements, contracts, commitments, understandings and obligations listed in Section 5.13 of the Disclosure Letter.
          Section 5.14. Guaranty.
          (a) From and after the date of this Agreement, GE hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by GE Pacific under this Agreement when the same shall become due and payable, according to the terms thereof. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and GE’s Liability under this guaranty shall terminate upon, payment in full of all such amounts by GE Pacific. GE hereby expressly waives all (i) presentments, (ii) demands for payment or performance, (iii) diligence, (iv) demands of protest, dishonor, or reliance hereon, and (v) protests of nonpayment. GE acknowledges that its obligations under this Section 5.14(a) shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of the Seller.
          (b) From and after the date of this Agreement, Teleflex hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Seller under this Agreement when the same shall become due, according to the terms thereof. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Teleflex’s Liability under this guaranty shall terminate upon, performance in full of all such obligations of the Seller. Teleflex hereby expressly waives all (i) presentments, (ii) demands for payment or performance, (iii) diligence, (iv) demands of protest, dishonor, or reliance hereon, and (v) protests of nonpayment. Teleflex acknowledges that its obligations under this Section 5.14(b) shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of the Purchaser.
          Section 5.15. Tax Election. (a) Prior to or within not more than 75 days of the Closing, at the Seller’s request, the Purchaser shall join the Seller to make an election pursuant to Treasury Regulation § 301.7701-3 (a “CTB Election”) to treat ATI Singapore as a partnership for U.S. federal income tax purposes. The Seller shall determine an effective date of such CTB Election, provided however, such effective date shall be prior to the Closing.
          (b) If the Seller elects to make the CTB Election, the Seller shall pay to the Purchaser 35% of the excess (if any) of (i) the Purchaser’s gain on the deemed disposition of its interest in ATI Singapore occurring as a result of the CTB Election over (ii) the earnings and profits for U.S. federal income tax purposes (inclusive of earnings and profits resulting from the gain on the sale of assets deemed to occur as a result of the CTB election) of ATI Singapore that are attributable to the Purchaser’s shares of ATI Singapore.
          (c) No later than 10 days after the Seller notifies the Purchaser of its intent to make a CTB Election as described in Section 5.15(a), the Purchaser will provide Seller with a written estimate of the amounts described in Section 5.15(b)(i) and (ii) above together with adequate supporting documentation to enable the Seller to verify the Purchaser’s calculations. If the Seller and the Purchaser agree as to such amounts, the Seller shall pay the Purchaser the amount due pursuant to (b) above within 10 days from the filing of the CTB Election. If within 14 days of receipt of the Purchaser’s estimate of the amounts described in Section 5.15(b)(i) and (ii), the Seller notifies the Purchaser that it disagrees with the Purchaser’s estimates the parties hereto will endeavor to use good faith efforts to resolve such disagreement. In any event, the Purchaser shall join in making the CTB Election if so requested by the Seller. In the event the parties are unable to agree on the amounts described in Section 5.15(b)(i) and (b)(ii), the parties agree to submit their dispute to an independent accounting firm (that is mutually agreeable to both parties). Such accounting firm will, within 60 days, make a determination which will be binding on the parties. The Seller will pay the Purchaser amounts owing pursuant to this provision no later than 10 days from the date of such independent accountings firms final determination. The fees and expenses of the accounting firm will be borne equally by the parties.
          Section 5.16. Director Resignations. The Seller shall cause each of the directors of the Company that it is entitled to appoint pursuant to the Shareholders Agreement to submit a letter of resignation effective on or before the Closing Date.
          Section 5.17. Transition Services Agreement. Each of GE and Teleflex shall negotiate in good faith the terms and conditions of a Transition Services Agreement providing for the provision of services set forth in Section 5.17 of the Disclosure Letter.
          Section 5.18. Access .. The Company shall afford to the Purchaser and its accountants, counsel, financial advisors and other representatives, access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or their independent public accountants), contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as the Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations.
ARTICLE VI
CONDITIONS TO CLOSINGS
          Section 6.01. Conditions to Obligations of the Seller in Respect of the Closing. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Teleflex in its sole discretion, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date); and (ii) the covenants contained in Article V required to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects.
          (b) Governmental Approvals. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable required filings or approvals under the Foreign Antitrust Laws shall have been made or obtained and any agreement with any Governmental Authority not to close shall have terminated or expired.
          (c) No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Transferred ATI Singapore Interests or the other transactions contemplated by this Agreement or the other Transaction Agreements, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.
          (d) Certificates. The Seller shall have received a certificate signed by an authorized officer of the Purchaser, in substantially the form attached as Exhibit A, dated the Closing Date, to the effect that each of the conditions specified above in Section 6.01(a) have been satisfied in all respects.
          (e) Closing Deliveries. The Seller shall have received the items listed in Sections 2.04(ii), (iii) and (vi).
          Section 6.02. Conditions to Obligations of the Purchaser in Respect of the Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by GE in its sole discretion, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) The representations and warranties of Teleflex and the Seller contained in this Agreement shall be true and correct s of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); provided, that the condition in this clause (i) shall be deemed satisfied unless the effect of such representations and warranties not being so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Material Adverse Effect” set forth therein)) on the Closing Date or on such earlier date, taken together, has had or would reasonably be expected to have a Material Adverse Effect (other than the representations and warranties contained in Section 3.01 (Incorporation; Qualification and Authority of the Seller), Section 3.02 (Incorporation and Qualification of the Company) and

Section 3.04 (Ownership of Acquired Interests), which representations shall be true and correct); and (ii) the covenants contained in Article V required to be complied with by the Seller on or before the Closing shall have been complied with in all material respects.
          (b) Governmental Approvals. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable required filings or approvals under the Foreign Antitrust Laws shall have been made or obtained and any agreement with any Governmental Authority not to close shall have terminated or expired.
          (c) No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Transferred ATI Singapore Interests or the other transactions contemplated by this Agreement or the other Transaction Agreements, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.
          (d) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          (e) Certificates. The Purchaser shall have received a certificate signed by an authorized officer of the Seller, in substantially the form attached as Exhibit B, dated the Closing Date, to the effect that each of the conditions specified above in Section 7.01(a) have been satisfied in all respects.
          (f) Closing Deliveries. The Purchaser shall have received the items listed in Sections 2.04(i), (iii), (iv) and (v), and ATI Singapore shall have received the items listed in Section 2.04(vi).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.01. Termination. This Agreement may be terminated prior to the Closing:
          (a) by the mutual written consent of the Seller and the Purchaser;
          (b) by the Seller, if the Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Purchaser that would cause any of the conditions set forth in Section 6.01(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Seller is not then in material breach of this Agreement;
          (c) by the Purchaser, if the Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Seller that would cause any of the conditions set forth in Section 6.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Purchaser is not then in material breach of this Agreement;

          (d) by either the Seller or the Purchaser if the Closing shall not have occurred on or before March 27, 2009 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; and
          (e) by either the Seller or the Purchaser in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale or transfer of the Transferred ATI Singapore Interests.
          Section 7.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other party or parties, as the case may be, hereto. Such notice shall set forth with reasonable particularity the grounds for such termination.
          Section 7.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no Liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve either the Seller or the Purchaser from Liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.
          Section 7.04. Extension; Waiver. At any time prior to the Closing, either the Seller or the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.01. Non-Survival of Representations and Warranties. The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Closing Date or a termination of this Agreement except that the representations and warranties set forth in Section 3.04 (Ownership of Acquired Interests) shall survive until the second anniversary of the Closing Date. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

          Section 8.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not either Closing shall have occurred or this Agreement is terminated, except that the Purchaser shall be solely responsible for any transfer taxes (including, without limitation, stamp duties), if any, incurred by any party hereto in connection with the transactions contemplated hereby.
          Section 8.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):
(i)	if to the Seller:

Teleflex Incorporated 155 South Limerick Road Limerick, PA 19468 Attention: Laurence G. Miller, Esq. Facsimile: (610) 948-2011

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Mario Ponce, Esq. Facsimile: 212-455-2502

(ii)	if to the Purchaser:

General Electric Company GE Aviation One Neumann Way Mail Drop F99 Cincinnati, Ohio 4215 Attention: Paul A. McElhinney, Esq. Facsimile: 513-243-9171

with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue

New York, New York 10153 Attention: Raymond O. Gietz, Esq. Facsimile: 212-310-8007
          Section 8.04. Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.
          Section 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
          Section 8.06. Entire Agreement. The Transaction Agreements constitute the entire agreement of the Seller and/or its Affiliates, on the one hand, and the Purchaser and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Seller and/or its Affiliates, on the one hand, and the Purchaser and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.
          Section 8.07. Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.
          Section 8.08. No Third-Party Beneficiaries. Except as provided in Sections 5.11 and 5.12, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          Section 8.09. Amendment. No provision of this Agreement or any other Transaction Agreement, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.
          Section 8.10. Disclosure Letter. Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Letter, shall be deemed to be disclosed for other Sections of this Agreement, including any Section of the Disclosure Letter, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement, including any Section of the Disclosure Letter, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
          Section 8.11. Governing Law. This Agreement and each other Transaction Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.
          Section 8.12. Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including the Seller’s obligation to sell the Transferred ATI Singapore Interests to the Purchaser, and the obligations of the Purchaser under this Agreement, including the Purchaser’s obligation to purchase and acquire the Transferred ATI Singapore Interests from the Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
          Section 8.13. Rules of Construction. Interpretation of the Transaction Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Letter and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (j) the Seller and the Purchaser have each participated in the negotiation and drafting of the Transaction Agreements and if an ambiguity or question of interpretation should arise, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in any of the Transaction Agreements; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
          Section 8.14. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.
          Section 8.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
          Section 8.16. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York.
          Section 8.17. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either GE or Teleflex or any of their respective Affiliates shall have any Liability for any obligations or Liabilities of GE or Teleflex, as applicable, under this Agreement or the other Transaction Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
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IN WITNESS WHEREOF, the Seller, the Purchaser, ATI Singapore and Teleflex have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY
By	/s/ Paul McElhinney
	Name:	Paul McElhinney
	Title:	Officer

GE PACIFIC PRIVATE LIMITED
By	/s/ Stephen P. Henderson
	Name:	Stephen P. Henderson
	Title:	Attorney-in-Fact

TELEFLEX HOLDING SINGAPORE PTE. LTD.
By	/s/ C. Jeffrey Jacobs
	Name:	C. Jeffrey Jacobs
	Title:	Director

AIRFOIL TECHNOLOGIES INTERNATIONAL SINGAPORE PTE. LTD.
By	/s/ R. David Rodems
	Name:	R. David Rodems
	Title:	Director

TELEFLEX INCORPORATED
By	/s/ Jeffrey P. Black
	Name:	Jeffrey P. Black
	Title:	Chairman, President and Chief Executive Officer

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